Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

May 22, 2008	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS 1Q’08 FINANCIAL RESULTS

JACKSONVILLE, FL –Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for its first quarter ended May 3, 2008.

First quarter results

For the first quarter of 2008, the Company earned $7.0 million or $0.17 per diluted share as compared to net income of $8.1 million or $0.18 per diluted share in 2007. As previously reported, net sales for the first quarter decreased 6.4 percent to $352.1 million from $376.1 million the previous year and comparable store sales decreased 9.3 percent from the first quarter of 2007.

Gross profit decreased to $97.7 million or 27.8 percent of net sales from $104.9 million or 27.9 percent of net sales in the same period last year. The gross profit rate was essentially flat, with increased occupancy costs offset by improved markup and decreased markdowns.

Selling, general and administrative (SG&A) expenses were $91.5 million or 26.0 percent of net sales as compared to $97.4 million or 25.9 percent of net sales during the same period last year. The SG&A rate was higher due to a lack of leverage on negative comparable store sales, but reflected a decrease of $5.9 million primarily from reduced advertising and corporate office expenses.

“Entering the period with lowered levels of inventory compared to last year and a focused expense discipline was instrumental in our first quarter performance, and we believe those efforts will continue to be critical as we move through the months ahead,” noted president and chief executive officer Linda M. Farthing. “While we have had some individual event success, the persistent trend of decreased sales absent promotional drivers is troubling, and we remain concerned about the consumer’s cautious mindset as we look out at the rest of the year.”

Farthing went on to say, “If these sales trends persist, we will have to take steeper markdowns in the second quarter in order to reach our goal of keeping inventories current. And while we were able to reduce expenditures in the first quarter, there will be less opportunity for savings in the second quarter.”

Other news

The Company continues to work on initiatives related to merchandising, expense control, inventory management and the in-store experience. A greater proportion of recognizable brands in the store and more opportunistic purchases are appearing on the sales floor. The reduction of SG&A expenses continues to be a priority, with a focus on non-merchandise procurement and other indirect spend categories. Using tools like a stronger customer relationship management program, strategies are being developed to deliver a stronger value message to potential and returning customers.

Store network

During the first quarter of 2008, five new stores (Westboro, MA; Phoenix, AZ; Indianapolis, IN; and Franklin Park and Holmdel, NJ) were opened and one was closed. At May 3, 2008, there were 284 stores in operation as compared to 270 at the same time last year.

Conference Call

Management will hold a conference call for investment analysts at 10 a.m. ET this morning to discuss these results. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the presentation will be available on the website until May 30, 2008.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features moderate to better fashion apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	changes in consumer spending due to current events and/or general economic conditions

•	the effectiveness of advertising, marketing and promotional strategies

•	on-going competition from other retailers

•	changing preferences in apparel

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	availability of new store sites at acceptable lease terms

•	the Company’s ability to attract and retain qualified employees to support planned growth

•	ability to successfully implement strategies to exit or improve under-performing stores

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share data)

	May 3, 2008	February 2, 2008	May 5, 2007
ASSETS
Current assets:
Cash and cash equivalents	$22,473	$15,145	$23,484
Trade and other receivables	11,493	12,372	10,172
Inventories	280,573	262,496	308,279
Income taxes receivable	10,060	14,103	—
Prepaid expenses and other current assets	15,309	13,985	17,151

Total current assets	339,908	318,101	359,086
Property and equipment, net	109,948	110,687	112,376
Other assets	33,535	31,751	28,633

Total assets	$483,391	$460,539	$500,095

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$80,392	$77,124	$91,635
Accrued liabilities	73,774	75,508	73,093
Income taxes payable	—	—	9,108

Total current liabilities	154,166	152,632	173,836
Notes payable to banks	40,000	27,133	5,420
Other liabilities	28,864	24,085	24,359

Total liabilities	223,030	203,850	203,615
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 42,078,878, 41,831,182 and 43,850,458 shares issued and outstanding, respectively	421	418	438
Additional paid-in capital	6,489	5,288	24,888
Retained earnings	253,451	250,983	271,154

Total stockholders’ equity	260,361	256,689	296,480

Total liabilities and stockholders’ equity	$483,391	$460,539	$500,095

Stein Mart, Inc.

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended May 3, 2008	13 Weeks Ended May 5, 2007
Net sales	$352,123	$376,119
Cost of merchandise sold	254,377	271,209

Gross profit	97,746	104,910
Selling, general and administrative expenses	91,539	97,411
Other income, net	5,930	5,379

Income from operations	12,137	12,878
Interest (expense) income, net	(367)	127

Income before income taxes	11,770	13,005
Provision for income taxes	4,772	4,893

Net income	$6,998	$8,112

Net income per share:
Basic	$0.17	$0.19

Diluted	$0.17	$0.18

Weighted-average shares outstanding:
Basic	41,251	43,240

Diluted	41,435	43,912

Stein Mart, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	13 Weeks Ended May 3, 2008	13 Weeks Ended May 5, 2007
Cash flows from operating activities:
Net income	$6,998	$8,112
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	6,497	6,365
Impairment of property and other assets	—	108
Store closing charges	111	55
Deferred income taxes	271	(1,092)
Share-based compensation	1,258	2,300
Tax benefit from equity issuances	—	293
Excess tax benefits from share-based compensation	—	(267)
Changes in assets and liabilities:
Trade and other receivables	879	(8)
Inventories	(18,077)	(17,336)
Income taxes receivable	4,043	—
Prepaid expenses and other current assets	(1,729)	(687)
Other assets	(1,327)	(2,410)
Accounts payable	3,268	8,392
Accrued liabilities	(2,547)	(4,938)
Income taxes payable	—	(3,983)
Other liabilities	264	2,005

Net cash used in operating activities	(91)	(3,091)

Cash flows from investing activities:
Capital expenditures	(5,448)	(5,266)
Purchases of short-term investments	—	(36,580)
Sales of short-term investments	—	47,415

Net cash (used in) provided by investing activities	(5,448)	5,569

Cash flows from financing activities:
Borrowings under notes payable to banks	242,212	7,420
Repayments of notes payable to banks	(229,345)	(2,000)
Cash dividends paid	—	(2,734)
Excess tax benefits from share-based compensation	—	267
Proceeds from exercise of stock options	—	3,450
Repurchase of common stock	—	(2,957)

Net cash provided by financing activities	12,867	3,446

Net increase in cash and cash equivalents	7,328	5,924
Cash and cash equivalents at beginning of year	15,145	17,560

Cash and cash equivalents at end of period	$22,473	$23,484